Exhibit 99.1
FOR IMMEDIATE RELEASE
February 4, 2020
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2020
BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended December 28, 2019. Diluted earnings per share (EPS) from continuing operations for the quarter decreased 37% to $1.17 from $1.86 in the prior-year quarter. Excluding certain items affecting comparability(1), diluted EPS for the quarter decreased 17% to $1.53 from $1.84 in the prior-year quarter.
“We had a strong first quarter, highlighted by the launch of Disney+, which has exceeded even our greatest expectations,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “Thanks to our incredible collection of brands, outstanding content from our creative engines and state-of-the-art technology, we believe our direct-to-consumer services, including Disney+, ESPN+ and Hulu, position us well for continued growth in today’s dynamic media environment.”
Results for the current quarter reflect the consolidation of TFCF Corporation (TFCF) and Hulu LLC (Hulu), which the Company started consolidating on March 20, 2019.
The following table summarizes the first quarter results for fiscal 2020 and 2019 (in millions, except per share amounts):

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Revenues	$20,858	$15,303	36%
Income from continuing operations before income taxes	$2,632	$3,431	(23)%
Total segment operating income(1)	$4,002	$3,655	9%
Net income from continuing operations(2)	$2,133	$2,788	(23)%
Diluted EPS from continuing operations(2)	$1.17	$1.86	(37)%
Diluted EPS excluding certain items affecting comparability(1)	$1.53	$1.84	(17)%
Cash provided by continuing operations	$1,630	$2,099	(22)%
Free cash flow(1)	$292	$904	(68)%
(1)EPS excluding certain items affecting comparability, total segment operating income and free cash flow are non-GAAP financial measures. The comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 9 through 10.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
The following is a reconciliation of income from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Income from continuing operations before income taxes	$2,632	$3,431	(23)%
Add:
Corporate and unallocated shared expenses	237	161	(47)%
Restructuring and impairment charges	150	—	nm
Interest expense, net	283	63	>(100)%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	700	—	nm
Total Segment Operating Income	$4,002	$3,655	9%

The following table summarizes the first quarter segment revenue and total segment operating income for fiscal 2020 and 2019 (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Revenues:
Media Networks	$7,361	$5,921	24%
Parks, Experiences and Products	7,396	6,824	8%
Studio Entertainment	3,764	1,824	>100%
Direct-to-Consumer & International	3,987	918	>100%
Eliminations	(1,650)	(184)	>(100)%
Total Revenues	$20,858	$15,303	36%
Segment operating income:
Media Networks	$1,630	$1,330	23%
Parks, Experiences and Products	2,338	2,152	9%
Studio Entertainment	948	309	>100%
Direct-to-Consumer & International	(693)	(136)	>(100)%
Eliminations	(221)	—	nm
Total Segment Operating Income	$4,002	$3,655	9%

Media Networks
Media Networks revenues for the quarter increased 24% to $7.4 billion, and segment operating income increased 23% to $1.6 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Revenues:
Cable Networks	$4,766	$3,986	20%
Broadcasting	2,595	1,935	34%
	$7,361	$5,921	24%
Segment operating income:
Cable Networks	$862	$743	16%
Broadcasting	575	408	41%
Equity in the income of investees	193	179	8%
	$1,630	$1,330	23%
Cable Networks
Cable Networks revenues for the quarter increased 20% to $4.8 billion and operating income increased 16% to $862 million. Higher operating income was due to the consolidation of TFCF businesses (primarily the FX and National Geographic networks), partially offset by a decrease at ESPN.
The decrease at ESPN was due to an increase in programming and production costs and lower advertising revenue, partially offset by higher affiliate revenue. Higher programming and production costs were driven by rate increases for NFL, College Football Playoffs and other college sports programming as well as costs for the ACC Network, which launched in August 2019. The decrease in advertising revenue was due to lower average viewership. Affiliate revenue growth was due to an increase in contractual rates, partially offset by a decrease in subscribers. The decrease in subscribers was net of the impact of the ACC Network.
Broadcasting
Broadcasting revenues for the quarter increased 34% to $2.6 billion and operating income increased 41% to $575 million. The increase in operating income was due to the consolidation of TFCF, largely reflecting program sales, and a timing benefit from new accounting guidance, partially offset by lower results at our legacy operations.
At the beginning of fiscal 2020, the Company adopted new accounting guidance, which removes certain limitations on the capitalization of episodic television production costs. Compared to the previous accounting, programming and production expense will generally be lower in the first half of the fiscal year and higher in the second half of the fiscal year as the capitalized costs are amortized.
The decrease at our legacy operations was due to lower advertising revenue, a decrease in ABC Studios program sales and higher network programming and production costs, partially offset by an increase in affiliate revenue due to higher rates. Lower advertising revenue reflected decreases at the owned television stations and in average network viewership, partially offset by higher network rates. The decrease in ABC Studios program sales was driven by the comparison to the prior-year sale of The Punisher. Higher network programming and production costs were driven by a higher cost mix of programming in the current quarter compared to the prior-year quarter.

Equity in the Income of Investees
Equity in the income of investees increased from $179 million in the prior-year quarter to $193 million in the current quarter primarily due to higher income from A+E Television Networks driven by lower programming costs and higher advertising revenue.

Parks, Experiences and Products
Parks, Experiences and Products revenues for the quarter increased 8% to $7.4 billion, and segment operating income increased 9% to $2.3 billion. Operating income growth for the quarter was due to increases at merchandise licensing and domestic parks and resorts, partially offset by lower results at our international parks and resorts.
Higher merchandise licensing results were due to an increase in revenue from sales of merchandise based on Frozen, Star Wars and Toy Story, partially offset by lower sales of merchandise based on Mickey and Minnie.
Growth at our domestic parks and resorts was due to higher guest spending and, to a lesser extent, increased attendance, partially offset by higher costs. Guest spending growth was primarily due to higher average ticket prices and an increase in food, beverage and merchandise spending. Higher costs were due to new guest offerings, driven by Star Wars: Galaxy’s Edge, and the impact of wage increases for union employees.
The decrease in operating income at our international parks and resorts was due to lower results at Hong Kong Disneyland Resort, partially offset by growth at Shanghai Disney Resort. Lower results at Hong Kong Disneyland Resort were due to decreases in attendance and occupied room nights reflecting the impact of recent events. At Shanghai Disney Resort, higher operating income was driven by an increase in attendance.

Studio Entertainment
Studio Entertainment revenues for the quarter increased from $1.8 billion to $3.8 billion and segment operating income increased from $309 million to $948 million. Higher operating income was due to increases in theatrical and TV/SVOD distribution results at our legacy operations, partially offset by a loss from the consolidation of the TFCF businesses.
The increase in theatrical distribution results was due to the performance of Frozen II and Star Wars: The Rise Of Skywalker in the current quarter compared to Ralph Breaks the Internet in the prior-year quarter. The prior-year quarter also included Mary Poppins Returns and The Nutcracker and the Four Realms and the current quarter included Maleficent: Mistress of Evil.
Growth in TV/SVOD distribution results was due to sales of content to Disney+, partially offset by a decrease in pay television sales to third parties.
Operating results at the TFCF businesses reflected income from TV/SVOD distribution, which was more than offset by a loss from theatrical distribution and general and administrative costs. TFCF theatrical releases in the current quarter included Spies in Disguise, Ford v. Ferrari and Terminator: Dark Fate.

Direct-to-Consumer & International
Direct-to-Consumer & International revenues for the quarter increased from $0.9 billion to $4.0 billion and segment operating loss increased from $136 million to $693 million. The increase in operating loss was due to costs associated with the launch of Disney+, the consolidation of Hulu and a higher loss at ESPN+. These increases were partially offset by a benefit from the inclusion of the TFCF businesses due to income at the international channels including Star.

The increase in operating loss at ESPN+ was primarily due to higher programming costs, primarily for Ultimate Fighting Championship (UFC) rights, and an increase in marketing spend, partially offset by subscriber revenue growth and UFC pay-per-view fees.
Commencing March 20, 2019, as a result of our acquisition of a controlling interest in Hulu, 100% of Hulu’s revenues and expenses are included in the Direct-to-Consumer & International segment. Prior to March 20, 2019, only the Company’s ownership share of Hulu results was included (as equity in the loss of investees).
The following table presents the number of paid subscribers(1) (in millions) for Disney+, ESPN+ and Hulu:

	As of
	December 28, 2019	December 29, 2018	Change
Disney+	26.5	—	na
ESPN+	6.6	1.4	>100%
Hulu (2)
SVOD Only	27.2	21.1	29%
Live TV + SVOD	3.2	1.7	88%
Total Hulu	30.4	22.8	33%
The following table presents the average monthly revenue per paid subscriber(3) for these services:

	Quarter ended
	December 28, 2019	December 29, 2018	Change
Disney+	$5.56	$—	na
ESPN+ (4)	$4.44	$4.67	(5)%
Hulu (2), (5)
SVOD Only	$13.15	$14.49	(9)%
Live TV + SVOD	$59.47	$52.31	14%
(1) A subscriber for which we recognized subscription revenue. A subscriber ceases to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. A subscription bundle is considered a paid subscriber for each service included in the bundle.
(2) Hulu’s paid subscribers as of December 29, 2018 and average monthly revenue per paid subscriber for the quarter ended December 29, 2018 are not reflected in the Company’s prior-year quarter revenues.
(3) Revenue per paid subscriber is calculated based upon the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber for the quarter ended December 28, 2019 is calculated using a daily average of paid subscribers for the period beginning at launch and ending on the last day of the quarter. The average revenue per subscriber is net of discounts offered on bundled services. The discount is allocated to each service based on the relative retail price of each service on a standalone basis.
(4) Excludes Pay-Per-View revenue.
(5) Includes advertising revenue (including amounts generated during free trial subscription periods).
The average monthly revenue per paid subscriber for ESPN+ decreased from $4.67 to $4.44 due to a shift in the mix of subscribers to our bundled offering. In November 2019, the Company began offering a bundled subscription package of Disney+, ESPN+ and Hulu. The bundled offering has a lower average retail price per service compared to the average retail price of each service on a standalone basis.
The average monthly revenue per paid subscriber for our Hulu SVOD Only service decreased from $14.49 to $13.15 driven by lower retail pricing and a shift in the mix of subscribers to our bundled offering. The average monthly revenue per paid subscriber for our Hulu Live TV + SVOD service increased from $52.31 to $59.47 due to higher retail pricing.

Eliminations
Revenue eliminations increased from $184 million to $1.7 billion and eliminations of segment operating income were $221 million in the current quarter compared to zero in the prior-year quarter. The eliminations of segment operating income in the current quarter were due to sales of Studio Entertainment content to Disney+ and sales of ABC Studios and Twentieth Century Fox Television content to Hulu and Disney+.
OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $76 million from $161 million to $237 million for the quarter primarily due to higher compensation costs and the absence of a benefit from amortization of a deferred gain on a sale leaseback due to the adoption of new lease accounting guidance, partially offset by lower costs related to TFCF. The decrease in costs related to TFCF was due to lower acquisition-related professional fees, partially offset by the consolidation of TFCF.
Restructuring Charges
During the quarter, the Company recorded charges totaling $150 million, primarily for severance, in connection with the integration of TFCF. These charges are recorded in “Restructuring and impairment charges” in the Condensed Consolidated Statement of Income.
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Interest expense	$(362)	$(163)	>(100)%
Interest, investment income and other	79	100	(21)%
Interest expense, net	$(283)	$(63)	>(100)%
The increase in interest expense was due to higher debt balances as a result of the TFCF acquisition.
The decrease in interest income, investment income and other was due to a lower benefit related to pension and postretirement benefit costs, other than service cost.

Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Amounts included in segment results:
Media Networks	$193	$179	8%
Parks, Experiences and Products	(3)	(12)	75%
Direct-to-Consumer & International	42	(91)	nm
Amortization of TFCF intangible assets related to equity investees	(8)	—	nm
Equity in the income of investees	$224	$76	>100%
The increase in equity income at Media Networks was primarily due to higher income from A+E Television Networks driven by lower programming costs and higher advertising revenue.
The decrease in equity losses at Direct-to-Consumer & International was due to the consolidation of Hulu and, to a lesser extent, the inclusion of income from TFCF’s equity investments.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Effective income tax rate - continuing operations	17.4%	18.8%	1.4	ppt
The decrease in the effective income tax rate was due to higher tax benefits from the exercise and vesting of employee share-based awards. These tax benefits arise when the value of employee share-based awards on the exercise or vesting date is higher than the fair value on the grant date.
Noncontrolling Interests
Net (income) loss attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Net (income) loss from continuing operations attributable to noncontrolling interests	$(40)	$2	nm
The increase in net income attributable to noncontrolling interests was primarily due to accretion of the fair value of the redeemable noncontrolling interest in Hulu and growth at Shanghai Disney Resort. These increases were partially offset by lower operating results at Hong Kong Disneyland Resort and a higher loss from our direct-to-consumer sports business.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Cash provided by operations	$1,630	$2,099	$(469)
Investments in parks, resorts and other property	(1,338)	(1,195)	(143)
Free cash flow(1)	$292	$904	$(612)
(1) Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 9 through 10.
Cash provided by operations for the first quarter of fiscal 2020 decreased by $0.5 billion from $2.1 billion in the prior-year quarter to $1.6 billion in the current quarter. The decrease was due to higher film and television production spending, and interest and restructuring payments, partially offset by higher segment operating results. The increases in film and television production spending and segment operating results were driven by the consolidation of TFCF’s and Hulu’s operations.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018
Media Networks
Cable Networks	$33	$32
Broadcasting	27	33
Total Media Networks	60	65
Parks, Experiences and Products
Domestic	820	838
International	229	206
Total Parks, Experiences and Products	1,049	1,044
Studio Entertainment	19	20
Direct-to-Consumer & International	109	24
Corporate	101	42
Total investments in parks, resorts and other property	$1,338	$1,195
Capital expenditures increased from $1.2 billion to $1.3 billion driven by higher spending on technology to support our direct-to-consumer services and on corporate equipment, facilities and technology.

Depreciation expense was as follows (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018
Media Networks
Cable Networks	$27	$24
Broadcasting	22	20
Total Media Networks	49	44
Parks, Experiences and Products
Domestic	398	352
International	169	186
Total Parks, Experiences and Products	567	538
Studio Entertainment	22	14
Direct-to-Consumer & International	70	32
Corporate	31	39
Total depreciation expense	$739	$667

NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding the impact of certain items affecting comparability, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating cash flow, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items affecting comparability and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018
Cash provided by operations - continuing operations	$1,630	$2,099
Cash used in investing activities - continuing operations	(1,350)	(1,336)
Cash used in financing activities - continuing operations	1,117	(411)
Cash used in operations - discontinued operations	(19)	—
Impact of exchange rates on cash, cash equivalents and restricted cash	41	(44)
Change in cash, cash equivalents and restricted cash	1,419	308
Cash, cash equivalents and restricted cash, beginning of period	5,455	4,155
Cash, cash equivalents and restricted cash, end of period	$6,874	$4,463

The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended
	December 28, 2019	December 29, 2018	Change
Cash provided by operations - continuing operations	$1,630	$2,099	$(469)
Investments in parks, resorts and other property	(1,338)	(1,195)	(143)
Free cash flow	$292	$904	$(612)
Diluted EPS excluding certain items affecting comparability – The Company uses diluted EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about diluted EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.
The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items affecting comparability for the first quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended December 28, 2019
As reported	$2,632	$(459)	$2,173	$1.17	(37)%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	700	(162)	538	0.30
Restructuring and impairment charges(5)	150	(35)	115	0.06
Excluding certain items affecting comparability	$3,482	$(656)	$2,826	$1.53	(17)%

Quarter Ended December 29, 2018
As reported	$3,431	$(645)	$2,786	$1.86
Exclude:
One-time impact from the Tax Act(6)	—	(34)	(34)	(0.02)
Excluding certain items affecting comparability	$3,431	$(679)	$2,752	$1.84
(1) Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2) Before noncontrolling interest share.
(3) Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4) Intangible asset amortization was $486 million, step-up amortization was $206 million and amortization of intangible assets related to TFCF equity investees was $8 million.
(5) Primarily severance related to the acquisition and integration of TFCF.
(6) U.S. federal income tax legislation, the “Tax Cuts and Jobs Act” enacted in fiscal 2018.
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 4, 2020, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements such as expectations regarding our future growth and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, integration initiatives and timing of synergy realization) or other business decisions, as well as from developments beyond the Company’s control, including:
•changes in domestic and global economic conditions, competitive conditions and consumer preferences;
•adverse weather conditions or natural disasters;
•health concerns;
•international, regulatory, political, or military developments;
•technological developments; and
•labor markets and activities.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:
•the performance of the Company’s theatrical and home entertainment releases;
•the advertising market for broadcast and cable television programming;
•demand for our products and services;
•construction;
•expenses of providing medical and pension benefits;
•income tax expense;
•performance of some or all company businesses either directly or through their impact on those who distribute our products; and
•achievement of anticipated benefits of the TFCF transaction.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 28, 2019 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended
	December 28, 2019	December 29, 2018
Revenues	$20,858	$15,303
Costs and expenses	(18,017)	(11,885)
Restructuring and impairment charges	(150)	—
Interest expense, net	(283)	(63)
Equity in the income of investees	224	76
Income from continuing operations before income taxes	2,632	3,431
Income taxes on continuing operations	(459)	(645)
Net income from continuing operations	2,173	2,786
Loss from discontinued operations (net of income tax benefit of $8 and $0, respectively)	(26)	—
Net income	2,147	2,786
Net (income) loss from continuing operations attributable to noncontrolling interests	(40)	2
Net income attributable to The Walt Disney Company (Disney)	$2,107	$2,788

Earnings per share attributable to Disney(1):
Diluted
Continuing operations	$1.17	$1.86
Discontinued operations	(0.01)	—
	$1.16	$1.86
Basic
Continuing operations	$1.18	$1.87
Discontinued operations	(0.01)	—
	$1.17	$1.87

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,817	1,498
Basic	1,805	1,490
(1) Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	December 28, 2019	September 28, 2019
ASSETS
Current assets
Cash and cash equivalents	$6,833	$5,418
Receivables	17,100	15,481
Inventories	1,571	1,649
Licensed content costs and advances	1,334	4,597
Other current assets	938	979
Total current assets	27,776	28,124
Produced and licensed content costs	26,539	22,810
Investments	3,312	3,224
Parks, resorts and other property
Attractions, buildings and equipment	59,910	58,589
Accumulated depreciation	(33,057)	(32,415)
	26,853	26,174
Projects in progress	4,023	4,264
Land	1,019	1,165
	31,895	31,603
Intangible assets, net	22,669	23,215
Goodwill	80,314	80,293
Other assets	8,443	4,715
Total assets	$200,948	$193,984
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$19,755	$17,762
Current portion of borrowings	10,018	8,857
Deferred revenue and other	5,024	4,722
Total current liabilities	34,797	31,341
Borrowings	38,057	38,129
Deferred income taxes	8,364	7,902
Other long-term liabilities	15,928	13,760
Commitments and contingencies
Redeemable noncontrolling interests	9,029	8,963
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	53,995	53,907
Retained earnings	43,202	42,494
Accumulated other comprehensive loss	(6,533)	(6,617)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	89,757	88,877
Noncontrolling interests	5,016	5,012
Total equity	94,773	93,889
Total liabilities and equity	$200,948	$193,984

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Quarter Ended
	December 28, 2019	December 29, 2018
OPERATING ACTIVITIES
Net income from continuing operations	$2,173	$2,786
Depreciation and amortization	1,298	732
Deferred income taxes	534	46
Equity in the income of investees	(224)	(76)
Cash distributions received from equity investees	219	170
Net change in produced and licensed content costs and advances	(77)	468
Equity-based compensation	115	92
Other	65	61
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(1,424)	(1,078)
Inventories	81	32
Other assets	(33)	25
Accounts payable and other liabilities	(841)	(1,289)
Income taxes	(256)	130
Cash provided by operations - continuing operations	1,630	2,099

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,338)	(1,195)
Other	(12)	(141)
Cash used in investing activities - continuing operations	(1,350)	(1,336)

FINANCING ACTIVITIES
Commercial paper borrowings/(payments), net	1,172	(302)
Borrowings	51	—
Reduction of borrowings	(46)	—
Proceeds from exercise of stock options	126	37
Other	(186)	(146)
Cash provided by (used in) financing activities - continuing operations	1,117	(411)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash used in operations - discontinued operations	(19)	—

Impact of exchange rates on cash, cash equivalents and restricted cash	41	(44)

Change in cash, cash equivalents and restricted cash	1,419	308
Cash, cash equivalents and restricted cash, beginning of period	5,455	4,155
Cash, cash equivalents and restricted cash, end of period	$6,874	$4,463

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601